EXHIBIT 99.1

Shengkai Innovations Announces Strong Fiscal Year 2009 Financial Results

TIANJIN, China, Sept. 4 /PRNewswire-Asia-FirstCall/ --

   -- Fiscal Year 2009 Revenue Increased 21.5% to Approximately $39.3 Million
   -- Fiscal Year 2009 Gross Profit Increased 25.5% to Approximately $24.0 Million
   -- Fiscal Year 2009 Gross Margin Improved to 61.1% over Fiscal Year 2008
   -- Fiscal Year 2009 Net Income Increased 34.6% to Approximately $13.6 Million
   -- Approximately $39.0 Million Cash and Cash Equivalents on June 30, 2009
   -- Approximately $15.9 Million of Net Cash Provided by Operating Activities in Fiscal Year 2009

Shengkai Innovations, Inc. (OTC Bulletin Board: SKII; "Shengkai" or the "Company"), a leading industrial ceramic valve supplier in the People's Republic of China ("PRC"), today announced its financial results for the year ended June 30, 2009.

Revenue for the year ended June 30, 2009 increased 21.5% to $39,297,235, compared to $32,355,693 for the comparable period in 2008. The increase was primarily attributable to the broadening of our customer base and increased orders from existing customers.

Gross profit for the year ended June 30, 2009 increased 25.5% to $24,029,991, compared to $19,144,085 for the comparable period in 2008. The gross profit margin increased to 61.1% from 59.2% for the comparable period in 2008 due to slight upward adjustment of our selling price during the year.

General and administrative expenses for the year ended June 30, 2009 increased 25.4% to $2,474,872, compared to $1,973,331 for the comparable period in 2008. The increase was primarily attributable to increases in research and development.

Net income increased $3,490,655 or 34.6% to $13,577,694 for the year ended June 30, 2009 from $10,087,039 for the comparable periods in 2008.

The Company had approximately $39.0 million in cash and cash equivalents on June 30, 2009. Shareholders' equity was approximately $55.5 million, with total assets of approximately $60.3 million and total liabilities of approximately 4.7 million. For the fiscal year 2009, the Company generated $15,889,016 in cash from operations, an increase of $5,988,231 or 60.5% from $9,900,785 for the comparable period in 2008.

"The demand for our portfolio of industrial ceramic valve products continues to be strong. We are pleased with the progress we've made this year in expanding in the petro-chemical industry, and we look forward to demand continuing to grow as the advantages of ceramic valve over metal valve become more widely accepted across industries," Mr. Chen Wang, Chief Executive Officer of Shengkai, commented.

Events During the Year

In March 2009, the Company broke ground on its new headquarters. The facility is expected to measure 33,000 square meters (approximately 355,000 square feet), including 20,000 square meters (approximately 215,000 square feet) of manufacturing space and 10,000 square meters (approximately 107,500 square feet) of office space. The Company expects to complete the project by the second quarter of calendar year 2010.

About Shengkai Innovations, Inc.

Shengkai Innovations, Inc. is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer that is able to produce large-sized ceramic valves with calibers of 150mm or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 300 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statement

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.

    For more information, please contact:

    Wei (Gloria) Guo
    Director
    Tel:   +86-22-2858 8899
    Email: wei.guo@shengkai.com
    Web:   http://www.shengkai.com